Exhibit 10.11

AMERICAN SEAFOODS GROUP LLC

CONSULTING AGREEMENT

EFFECTIVE DATE: JANUARY 1, 2005

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between AMERICAN SEAFOODS GROUP LLC (“Group”), a Delaware limited liability company, and SOUTHERN GROUP, LLC, a Florida limited liability company (“Consultant”).

1. Engagement of Services. Group hereby engages Consultant to render the services set forth on EXHIBIT A (“Services”). Services will be provided to Group on an as-needed basis. Consultant shall be available to render services to Group at reasonable business hours on normal business days upon reasonable notice in advance by Group.

2. Compensation. Group will pay Consultant One Hundred Seventy-Five Thousand Dollars ($175,000) per annum for Services rendered pursuant to this Agreement, such amount to be paid monthly in arrears on the first day of each month during the Initial Term (as defined in Section 9.1) or any Renewal Term (as defined in Section 9.1) hereof. Consultant will be reimbursed only for expenses which have been approved in advance by Group, provided Consultant has furnished such documentation for authorized expenses as Group may reasonably request. Upon termination of this Agreement by Group pursuant to Section 9.2(i) either during the Initial Term or any Renewal Term, Consultant will be entitled to receive an amount equal to the total fees payable under this Agreement less any fees already paid pursuant hereto. Upon termination of this Agreement by Group pursuant to Section 9.2(ii), Consultant will be paid only those fees earned through the date of termination.

3. Ownership of Work Product. Consultant hereby agrees to assign to Group all of its right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, arising from the work performed by Consultant pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at Group’s request and expense, all documents and other instruments necessary to effectuate such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Group’s request, Consultant hereby irrevocably appoints Group as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Nothing contained herein this Agreement, shall affect the rights of Consultant to maintain ownership rights in any work product created by Consultant during the Initial Term or any Renewal Term of this Agreement that does not arise from the work performed by Consultant pursuant to this Agreement (the “Non-Work Product”).

4. Artist’s and Moral Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against Group. In the event that Consultant has any such rights, that cannot be assigned or waived, Consultant hereby grants to Group an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known of later developed.

5. Representations and Warranties.

5.1 Representations and Warranties of Consultant. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Group as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s managers, employees or contractors), (b) to the best of knowledge of the Consultant, the Work Product wilt not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, and (c) Consultant has obtained all the necessary permits, authorizations and licenses to conduct Consultant’s business for Group. Consultant agrees to indemnify Group from any and all damages, costs,

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claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.1.

5.2 Representations and Warranties of Group. Group acknowledges and represents that Consultant shall have the right pursuant to Section 3 to maintain ownership rights in any Non-Work Product created by Consultant during the Initial Term or any Renewal Term of this Agreement. Group agrees to indemnify Consultant from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Group of the representations and warranties set forth in this Section 5.2 should Group pursue ownership rights in any intellectual property that is finally adjudged to be Non-Work Product by an arbitrator pursuant to Section 17 hereof.

6. Independent Contractor Relationship. Consultant’s relationship with Group is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Group may make available to its employees, but will be able, at Consultant’s own expense, to continue Consultant’s COBRA coverage through Group for the statutorily prescribed period. Consultant is not authorized to make any representation, contract or commitment on behalf of Group unless specifically requested or authorized in writing to do so by a Group officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Group for the payment of any social security, federal, state or any other employee payroll taxes. Group will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

7. Confidential Information. Consultant agrees to hold Group’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by Group to Consultant that is not generally known in Group’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Group or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the compensation of employees, contractors or other agents of Group or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Group or Consultant in the course of Group’s business. Consultant’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Group; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Group; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by Group; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by Group; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Group; or (f) was communicated by Group to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Group’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Group is the sole and exclusive property of Group or its suppliers or customers. Upon request by Group, Consultant agrees to promptly deliver to Group, the original and any copies of such Confidential information.

8. No Conflict of Interest. During the Initial Term and any Renewal Term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Group, under this Agreement. For

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purposes of determining a conflict of interest, the scope of services to be rendered by Consultant to Group include services relating to (a) marketing, harvesting, processing and development of Alaskan pollock; (b) marketing, harvesting, processing and development of catfish; (c) marketing, processing and development of value added groundfish products and related breading and batter; and (d) processing of scallops (the “Scope of Services”). It is agreed and understood by the parties that, unless prohibited by a separate agreement, Consultant shall have the option during the Initial Term and any Renewal Term to accept work, enter into a contract, accept an obligation or enter into any business venture or relationship relating to matters outside the Scope of Services rendered to Group. Further, Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Group from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

9. Term and Termination.

9.1 Term. The initial term of this Agreement is for one (1) year from the Effective Date set forth above (the “Initial Term”), unless earlier terminated as provided in this Agreement. Thereafter, this Agreement will automatically renew on its anniversary date, for one (1) year terms (each a “Renewal Term”), unless Group or Consultant provides thirty (30) days written notice prior to any such anniversary date that the Agreement shall not renew.

9.2 Termination by Group. Group may terminate this Agreement (i) with or without cause, at any time upon thirty (30) days prior written notice to Consultant; or (ii) (A) upon thirty (30) days written notice in the event of a material breach by Consultant of this Agreement, provided that, such breach remains uncured at the end of such thirty (30) day period; or (B) immediately upon Consultant’s material breach of Sections 7 (“Confidential Information”) or 10 (“Noninterference with Business”).

9.3 Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Artist’s and Moral Rights”), 5 (“Representations and Warranties”), 7 (“Confidential Information”) and 10 (“Noninterference with Business”) will survive any termination or expiration of this Agreement.

10. Nonsolicitation/Noninterference. During this Agreement, and for a period of two (2) years immediately following its termination, Consultant agrees not to (i) solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Group; or (ii) interfere with Group’s relationship with any employee or independent contractor.

11. Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Group’s prior written consent. Group may not subcontract or otherwise delegate its obligations under this Agreement without Consultant’s prior written consent; provided, however, that in the case of the sale of all or substantially all of the assets or interest of Group, Group may delegate its obligations under this Agreement to the purchaser of all or substantially all of the assets or interest. Subject to the foregoing, this Agreement will be binding on the assigns of Consultant and Group.

12. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

If to Consultant:

Southern Group, LLC

P.O. Box 669

Marco Island, Florida 34146

Telephone: 206-972-8511

Facsimile: (239) 389-2078

Attn: Jeffrey W. Davis

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If to Group:

American Seafoods Group, LLC

Marketplace Tower

2025 1st Avenue, Suite 1200

Seattle, Washington 98121

Telephone: (206) 374-1515

Facsimile: (206)374-1516

Attn: General Counsel

13. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Washington, as such laws are applied to agreements entered into and to be performed entirely within Washington between Washington residents.

14. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15. Waiver. The waiver by Group of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

16. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Group for which there will be no adequate remedy at law; and, in the event of such breach, Group will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

17. Arbitration. Any dispute, claim or controversy of whatever nature, including but not limited to the issue of arbitrability, and including but not limited to any claim based on contract, tort or statute, arising out of or relating to this agreement, including but not limited to a claim of a breach thereof, shall be settled by arbitration by a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties will attempt to agree on a single arbitrator. If they are unable to do so then any party may apply to the Superior Court of King County, Washington for appointment of a single arbitrator pursuant to RCW 7.04.050.

18. Liaison with Group. Consultant will communicate with Group, and Group will communicate with Consultant, through the Chairman and CEO of the Group. Consultant and Group acknowledge and understand that this is the only person who is authorized to request that Consultant perform services or incur expenses under this Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. Notwithstanding the foregoing, Consultant acknowledges and agrees that Jeffrey W. Davis continues to be bound by the surviving provisions of his Employment Agreement with Group. The terms of this Agreement will govern all services undertaken by Consultant for Group; provided, however, that in the event of any conflict between the terms of this Agreement and any specific project assignment agreed to in writing between Group and Consultant, the terms of the applicable project assignment will control but only with respect to the services set forth therein. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMERICAN SEAFOODS GROUP, LLC							SOUTHERN GROUP, LLC

By:	ASG Consolidated LLC, its sole member
							By:	/s/ Jeffrey W. Davis
	By:	American Seafoods Consolidated LLC, its managing member						Jeffrey W. Davis, Manager

		By:	American Seafoods Holdings LLC, its sole member

			By:	American Seafoods, L.P., its managing member

				By:	ASC Management, Inc., its general partner

					By:	/s/ Bernt O. Bodal
Bernt O. Bodal, Chairman and CEO

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EXHIBIT A

DESCRIPTION OF SERVICES

Consultant shall render such services as the Group may from time to time request, including, without limiting the generality of the foregoing:

•	Consulting services related to operations, markets and market conditions, competitors, mergers and acquisitions;

•	Representation of the Group in industry organizations such as National Fisheries Institute; and

•	Provision of strategic information.

All such preceding services are to be rendered only in connection with the Scope of Services as defined in Section 8 of this Agreement.

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